SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              ####

[Excerpt from script for KCPL employee information hotline bulletin issued August 7, 1996]


     Kansas City Power & Light announced yesterday that it has rescheduled its Special Meeting of Shareholders to vote on the strategic merger with UtiliCorp United Inc. for Friday, August
16, 1996.

     Chairman of the Board, President and Chief Executive Officer Drue Jennings said, "Nothing has changed regarding the fundamental benefits of the KCPL/UtiliCorp merger and we look forward to giving KCPL shareholders the opportunity to vote on the merger. A KCPL/UtiliCorp combination will match KCPL's experience and strength in regulated businesses with UtiliCorp's strength in unregulated businesses. This uniquely positions the combined company to meet the challenges of the changing energy market. The resolve of the Board remains firm: Western's ability to pay dividends at its promised rate is not credible to KCPL -- as Western would be required to use in 1998 more than 90% of its earnings on a going forward basis to cover dividend payments.

     "It remains KCPL's position that the merger as restructured on May 20, 1996 does not require a two-thirds vote but rather requires the approval of a majority of those shares voting at a meeting. Quite frankly, we are both surprised and disappointed with the District Court's ruling, which, if it remains in effect, would permit a relatively small minority (including shares not even voted) to thwart the wishes of the holders of a substantial majority of KCPL shares."

     The Special Meeting will take place at the Westin Crown
Center Hotel in Kansas City at 10:00 a.m.

                            --------

                                August 7, 1996



Mr. David Anderson
UMB Bank, N.A.
P.O. Box 419692
Kansas City, Missouri  64141-6692

Dear Mr. Anderson:

     We understand that you have received a letter from Western Resources, Inc. ("Western") urging you "to exercise your fiduciary duties" by voting against the proposed merger of Kansas City Power & Light Company ("KCPL") and UtiliCorp United Inc. ("UtiliCorp"). Unlike Western, we will not presume to instruct you as to your fiduciary duties with regard to the vote on the KCPL/UtiliCorp merger which is now scheduled for Friday, August
16. However, we believe that there are a number of good economic reasons why you should vote "FOR" the KCPL/UtiliCorp merger. These reasons were stated in KCPL's Proxy Statement, dated June 26, 1996, KCPL's Solicitation/Recommendation Statement on
Schedule 14D-9, dated July 9, 1996, and KCPL/UtiliCorp's Guide to the Merger (as revised), each of which you should have received. In addition, you may wish to consider the following:

- -    We believe that Western's recently announced proposed rate reduction settlement is not good news for KCPL shareholders. Under the terms of this proposed settlement, Western will lose more than $300 million in revenue over the next five years. Despite Western's assertions to the contrary, we believe that the proposed rate reduction settlement will impact Western's future earnings.

- -    Under the terms of Western's proposed rate reduction
     settlement, we believe that Western would be required to use in 1998 more than 90% of its earnings on a going forward basis to cover dividend payments.

- -    We believe that Western's estimates of the savings resulting from a KCPL/Western combination are vastly overstated. For example, we believe that Western's estimate of the savings in the first year of a KCPL/Western combination is overstated by approximately $23.5 million (on a pre-tax basis), which is 33% of Western's total estimate of first-year merger savings. In addition, we believe that Western's assumptions about how much of any merger savings it will be allowed to retain are contrary to applicable precedent.(1) We believe that Western's overstatement of merger savings and its faulty assumptions with respect to how much of any merger savings it will be allowed to retain will further impact Western's earnings and its ability to pay promised dividends.

- -    A combined KCPL/Western entity would own 94% of the Wolf
     Creek nuclear plant, concentrating a significant amount of capital and risk in a single asset. In contrast, a KCPL/UtiliCorp entity would own only 47% of Wolf Creek.

- -    We believe that a KCPL/UtiliCorp entity would offer long-
     term growth opportunities for KCPL's shareholders which are superior to those offered by a KCPL/Western entity. Unlike a KCPL/Western entity which would have a projected 90% dividend payout ratio and a substantial portion of its capital tied up in the Wolf Creek nuclear plant, we believe a KCPL/UtiliCorp entity would have the financial flexibility to pursue its strategy of growing earnings and dividends through investments in unregulated energy-related businesses.

- -    The KCPL/UtiliCorp transaction is the only transaction which has been approved by KCPL's Board of Directors.

- -    It was announced on August 1, that regulators in West
     Virginia had unanimously approved the KCPL/UtiliCorp merger without condition and that regulators in Iowa had determined that once UtiliCorp shareholders approve the merger, a formal hearing on the matter "is unnecessary."

     You should also know that a number of independent industry analysts have supported KCPL's proposed merger with UtiliCorp.
These analysts have made the following comments:

     J.P. MORGAN SECURITIES, JULY 23, 1996

          [T]he assumptions needed to make the WR offer and all its component parts a realization seem to be a bit aggressive and are somewhat questionable. Moreover, the long-term strategic benefits and growth opportunities created by a UCU/KLT merger appear greater.

     ROBERT W. BAIRD & CO., JULY 19, 1996

          [T]he long and bumpy road this [KCPL/Western] merger would face raises significant uncertainties concerning the true value of WR's bid. If shareholders do not approve a UCU/KLT merger, we do not believe the KLT board will support a combination with WR, keeping the tone of the courting relationship very unfriendly. Since friendly utility combinations are moving at a snail's pace, we expect an unfriendly merger to move at a glacial speed.

     PAINEWEBBER, JULY 16, 1996

          We believe that the proposed UtiliCorp and KCPL merger presents an attractive opportunity for both companies to significantly enhance their growth prospects. UtiliCorp has been a market leader in international projects while developing a successful energy marketing affiliate. Coupled with KCPL's financial strength, urban service territory and generation experience, the new company should be well positioned for the changes embracing the energy markets.

     We would be happy to discuss with you these issues or any other questions you may have concerning the proposed
KCPL/UtiliCorp merger and Western's hostile offer. I can be contacted at (816) 556-2555.

                              Very truly yours,

                              /s/John DeStefano

                              John DeStefano
                              Senior Vice President-Finance,
                              Treasurer and Chief Financial Officer


JJD:gcb

cc:  Mark Herman - (UMB Bank, n.a.)

_______________________________

(1) The Kansas Corporation Commission, in its order authorizing the merger of Kansas Gas and Electric Company and Western's predecessor, Kansas Power and Light Co., required merger savings (over and above an acquisition adjustment that is inapplicable here) to be shared equally (50-50) between shareholders and customers. In addition, the staff of the Missouri Public Service Commission, in the pending Union Electric/CIPSCO merger, is recommending an equal (50-50) sharing of merger savings between shareholders and customers. Western will need the approval of both of these regulatory agencies for any merger with KCPL.